EXECUTION COPY


                         ESCROW AGREEMENT


          THIS ESCROW AGREEMENT is dated as of September 25, 1997, by and among WALTER, CONSTON, ALEXANDER & GREEN, P.C., a New York professional corporation ("WCA&G"), NEW RIO, L.L.C., a Delaware limited liability company ("New Rio"), and MICHAEL A. COVINO, an individual ("Covino"). Reference is made to that certain Stock Exchange Agreement dated as of September 25, 1997 between the Warnaco Group, Inc., New Rio, and each of the members of New Rio signatory thereto (the "Exchange Agreement"). Terms used and defined or defined by reference in the Exchange Agreement and not otherwise defined herein shall be used herein as therein defined.


                        R E C I T A L S:


          WHEREAS, Covino has requested that New Rio make a Transfer to him of his Allocated Shares.

          WHEREAS, New Rio is willing to make such transfer on the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing pre-

mises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                          ARTICLE I

          1. Appointment of Escrow Agent. New Rio and Covino hereby appoint WCA&G, having offices at 90 Park Avenue, New York, New York, as escrow agent for the purposes herein set forth ("Escrow Agent"), and Escrow Agent hereby accepts such appointment and agrees to be bound by the terms and conditions of this Escrow Agreement.


                          ARTICLE II

          2.   Delivery of the Escrow Documents.  Covino and New
Rio shall deliver or cause there to be delivered to Escrow Agent, and Escrow Agent shall accept receipt of, the documents set forth on Exhibit A hereto (the "Escrow Documents").

                        ARTICLE III


          3.1  Release of Escrow Documents

               A. The Escrow Agent is instructed by the parties to deliver, and it hereby agrees to deliver, all of the Escrow Documents (except the Company stock certificate representing 225,337 shares of the Company registered in the name of Covin Denim Partners (the "Stock Certificate")) to the appropriate parties as set forth in Exhibit A upon receipt of all of the Escrow Documents.

               B. The Escrow Agent is instructed by the parties to deliver, and it hereby agrees to deliver, the Stock Certificate, duly endorsed for transfer, to Parent at Closing. Upon its receipt of the 73,021 shares of Parent Class A Common Stock to be received in exchange therefor, the Escrow Agent is instructed by the parties to deliver, and the Escrow Agent hereby agrees to deliver, the Exchanged Shares to Covino or his order.

               C. Until the Escrow Agent has received all of the Escrow Documents, it shall continue to hold any such documents received in escrow and shall not release any of them to any person.

          3.2  Dispute

               In the event of a dispute among any of the parties to this Escrow Agreement, Escrow Agent shall not comply with any claims or demands from either Covino or New Rio as long as such dispute may continue, and in so refusing, the Escrow Agent shall make no delivery or other disposition of the Escrow Documents then held by it under this Escrow Agreement until it has received a final court order from a court of competent jurisdiction directing disposition of the Escrow Documents, or until it has received appropriate written instructions signed by both Covino and New Rio.

          3.3 Release of the Escrow Documents in accordance with Joint Instructions

               Notwithstanding the provisions of Sections 3.1 through 3.2 above, Escrow Agent, upon receipt of written in-

structions signed by both Covino and New Rio on the release of the Escrow Documents, shall release the Escrow Documents in accordance with such instructions.


                          ARTICLE IV

            Rights and Responsibilities of Escrow Agent

               4.1  Generally

               To induce Escrow Agent to act hereunder, it is further agreed by Covino and New Rio that:

          (a) Escrow Agent shall not be under any duty to give any documents held in escrow by it hereunder any greater degree of care than it gives its own similar property.

          (b) This Escrow sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent.

          (c) Escrow Agent shall not be liable to New Rio or Covino except for its own gross negligence or willful misconduct. Except with respect to those claims based upon gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Escrow Agreement.

          (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agree-

ment and shall not be liable for any action taken or omitted in accordance with such advice.

          (e) Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

          (f) Escrow Agent may rely without any liability upon the contents of any writing of any court, arbitrator or other third party contemplated herein as a means to resolve disputes.

          4.2  Resignation

               Escrow Agent may, at any time upon not less than 20 days prior notice, and, upon the joint written request of New Rio and Covino, shall, resign as such by delivering the Escrow Documents then held by it in escrow hereunder to any successor escrow agent jointly designated by Covino and New Rio in writing, or any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent shall take effect on the appointment of a successor (including a court of competent jurisdiction) and Escrow Agent shall continue to serve as Escrow Agent hereunder until such appointment has been made.

                            ARTICLE V

                             General

          5.1 Expenses. The parties hereto shall bear their own respective expenses incurred in connection with this Escrow
Agreement and in connection with all obligations required to be performed by each of them under this Escrow Agreement.

          5.2 Amendment and Waiver. No amendment of any provision of this Escrow Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto.

          5.3  Notices.  Any notices or other communications re-

quired to be given pursuant to this Escrow Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand;
(ii) on the date of mailing, if sent by registered or certified mail, postage prepaid, return receipt requested or by express mail or air courier; or (iii) upon transmission, if sent by telex or facsimile. All notices hereunder shall be given as follows:

               If to Escrow Agent:

               Walter, Conston, Alexander & Green, P.C.
               90 Park Avenue
               New York, New York  10036-1387
               Attn:  William S. Sterns, III
               Telecopy:   (212) 219-9444


               If to Covino:

               10 Cottage Place
               Suite 3-G
               White Plains, New York  10601
               Telecopy:  (914) 592-0393

               If to New Rio:

               1338 Broadway
               New York, New York 10018
               Att:  John J. Jones, General Counsel
               Telecopy:  (212) 556-0116



     Any party may change its address for receiving notice by written notice given to the others named above in the manner provided above.

          5.4 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

          5.5 Parties in Interest. This Escrow Agreement shall bind and inure to the benefit of the parties named herein and
their respective heirs, successors and assigns.   This Escrow
Agreement shall not be assignable by any party without the prior written consent of the other party, and any attempted assignment in violation of this provision shall be null and void and without legal effect.

          5.6 Entire Agreement. This Escrow Agreement, together with the exhibits attached hereto contains the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and under-

standings relating to the subject matter of this Escrow Agreement are merged herein and are superseded and canceled by this Escrow
Agreement.

          5.7 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal sub-

stantive laws of the State of New York, without giving effect to the principles of conflicts of law thereof.


          IN WITNESS WHEREOF, this Escrow Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.


WALTER, CONSTON, ALEXANDER
  & GREEN, P.C.
AS ESCROW AGENT



By_______________________         _____________________________
Name:                             Michael A. Covino
Title:



NEW RIO, L.L.C.


By___________________________
Name:
Title:


                          Exhibit A

                       Escrow Documents


-   Stock Exchange Agreement dated as of September 25, 1997 *

- Stock Certificate of Designer Holdings Ltd. ("DHL") representing 225,337 shares (CUSIP 250571.10.6). **

-   Indemnification Agreement executed by Michael A. Covino
    ("Covino") in favor of Charterhouse Equity
    Partners II, L.P. ("CEP") ***

-   Continuity of Interest Agreement dated as of September 25,
    1997. *

- Release dated September 25, 1997 executed by Arnold Simon in favor of Covino. ****

- Release dated September 25, 1997 executed by Debbie Simon in favor of Covino. ****

- Undertaking of Covino dated September 25, 1997 to pay allocable share of certain transaction bonuses. *****


_________________________________

    *         Each of Covino, The Warnaco Group, Inc.
              ("Warnaco"), and New Rio, LLC ("New Rio") to receive an original execution copy.

    ** Escrow Agent to deliver this stock certificate to Warnaco at Closing under the Stock Exchange
              Agreement.

    ***       Original execution copy to CEP.

    ****      Original execution copy to Covino.

    *****     Original executed copy to New Rio.